Foot Glove Performance Footwear Inc.



Buy

Deadline May 1, 2021
in 3 months

Share Price
$1.30

Total Raised
$0

Valuation
$4,089,115

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

Pitch › Updates Discussion

INTRODUCTION

FootGlove Performance Footwear is dedicated to solving the widespread foot pain & discomfort problems for the millions of people who work on their feet every day in jobs such as food service, hospitality, maintenance, construction, and need ways to prevent and relieve foot pain, and provide greater comfort. They are also outstanding for athletes to support prevention and reduce recovery times.

DEAL HIGHLIGHTS

- Hold a **Patent** on our unique product design and technology.
- Generated over **$100,000** in product sales during our soft opening launch
- Secured a licensing agreement with the 2.5 billion dollar hunting apparel giant Mossy Oak Camo brand
- FootGlove CEO Uganda Williams receives mentorship from Shark Tank's Daymond John
- Products advertised by Shark Tank Shark Kevin Harrington

RECOMMENDATIONS



"Great product concept, do the same thing that I did when I started FUBU, develop and sell as many as you can quickly!"

Founder & CEO of FUBU

TESTIMONIALS

"It's Like having a perfect fit Glove for your feet yall!!!! Feels good too."

Brandon Adams

"I love running with the Footglove socks! They reduce foot pain significantly!"

Danny Manni

"Perfect for a long days work where standing and walking are required. You will have the strength to go on at quitting time!"

Windy Bailey Davis Glasgow

"Thank you so much for these socks. I'm on my feet 24-7 at work and at home. I suffer from terrible plantar fasciitis in both feet. I had surgery on my left foot in Dec 2017 because the pain was so bad. These socks have made my feet feel so much better."

Linda Gail Miller

"Awesome performance support socks! You have got to wear them. Wearing is believing."

Mike Russ

"Thank you Uganda and your team at footglove performance footwear for this awesome product. I wear footglove socks everyday now. Try them and you will not regret it."

"Got my first pair yesterday and I am so pleased with this product actually feels as if I'm walking on anti-fatigue mats this is truly a great product"

Mite T Sharp

"Your feet do a lot for you and now you can take good care of them with FootGlove PF, The Ultimate Foot Support Sock!"

Shark Tank Shark Kevin Harrington

"Being a former professional baseball player and now a high school baseball coach, I got to be on my feet all day long, and I really have to thank Footglove PF."

Former Major League Baseball pitcher for the Philadelphia Phillies, Mark Klein

"Based on my experience, FootGlove PF socks are designed to provide significant relief of foot pain and discomfort as well as support for its users."

Doctor of Podiatric Medicine, Dr. Stephen Levin

Footglove



www.FootGlovePF.com
800-485-0493

Photo of FootGlove Performance Footwear Inc.'s Founder & CEO Uganda Williams and Executive Vice President David Coatney, participating in a TV Infomercial promoting the company's Patented, Innovative foot comfort enhancing specialty socks product line.

PROBLEM

Everyday millions of people in the US (and beyond) experience significant pain from muscle fatigue and cramping, joint pain that can lead to lower back pain, skeletal and tissue damage, blood clots, and even hairlines fractures that keep them from going to work and living their life to the fullest.

Current products either focus on corrective footwear, compression socks, or orthotics/inserts but no one has created a product that serves everyday professionals and serious athletes by providing additional padding that moves with the foot.

We are on a mission to solve pain for those who do some of the hardest and often uncelebrated work on the planet. That mission means addressing foot pain is just the start and gives us the opportunity to connect with them on a level of compassion and care, as well as empathy, our founder worked multiple retail jobs and suffered foot pain that drove him to create this product.



FOOT PAIN REPORTED
OVER 75% OF THE TIME
"Half of all adults say that foot pain has restricted their activities like walking, excersising, working, or playing with grandchildren."
... American Podiatric Medical Association

Problem

SOLUTION

Hard work takes healthy feet and FootGlove provides A superior solution to foot fatigue, pain and discomfort that is caused by walking and standing for long hours while at work or being engaged in day to day activities like playing sports or working out.

The socks are patented, high-performance foot support and designed to offer the ultimate in form-fitting comfort by featuring high-impact-resistant foam insoles that support and cushion the heel, arch, and forefoot of the feet.

FootGlove PF Socks are currently used by people in a variety of careers such as athletes, teachers, health care workers, waitresses, letter-carriers, floor-workers, hunters, campers, hikers, and even the elderly whose livelihoods, lifestyles, or leisure depends on their feet.


Compression Upper reduces swelling, enhances circulation, and provides support
Silver Ion Technologies is woven into the sock to prevent foot odors
Double layer compression sock prevents blistering and captures the insole pads
High impact foam insole cushions and cradles the foot

Solution

BUSINESS MODEL

Foot Glove Performance Footwear Inc.'s business model consists of direct to consumer sales via owned and partner platforms, wholesale sales, and patent licensing.

FootGlove will grow its direct-to-consumer business through updated ecommerce website, branding, and accelerate growth via sales through complimentary channels such as Amazon, Touch of Modern, Mossy Oak, and other platform solutions.

Analytics related to consumer types, needs, and interests will grow opportunities over time.

Business model


BUSINESS MODEL
1. DEVELOP FIVE STRONG SALES CHANNELS
Projected Unit Sales
250,000
200,000
150,000
100,000
50,000
Direct Online
Employer Program
Mossy Licensing
Wholesale (ex. Amazon)
Amazon Program
2021
2022
2023
2024
2025
Total Units Projected 36,000 100,000 220,000 400,000 600,000
2. EARN HIGH MARGIN from HIGH PERFORMANCE PRODUCT
UNIT REVENUE & OP MARGIN per CHANNEL
Revenue
Operating Margin
Direct Online $ 36.98 $ 16.98
Employer Program $ 36.98 $ 18.98
Mossy Oak Licenses $ 36.98 $ 24.98
Wholesale $ 20.00 $ 10.00
Amazon $ 36.98 $ 7.98

MARKET


Global Footwear Market To Garner $371.8 Billion By 2020 | CAGR 5.5%
Global Opportunity Analysis And Industry Forecast, 2014 - 2020

Market

Target Customer

Three out of four Americans will experience foot and lower extremity related health issues at some point in their lifetime giving a larger customer base that includes those having acute pain for the first time to those who have ongoing chronic issues and those who seek to prevent those issues or avoid worsening conditions.

Service industries have expanded, particularly in warehouse and supply chain jobs, restaurant and hospitality, and people are working later into life (roughly 5 million 65+ year olds who are forced to work into their seventies) which means this problem is not going away, and will likely get worse.

Our target customer is someone who works hard and/or plays hard, wants to avoid issues from foot pain, and reduce the impact of current issues on their ability to feel good each day.

Specific marketing opportunities include the following key segments and analytics will be used to establish and tighten those segments and targeting accuracy.

Workers who stand or walk all day - There are roughly 40 million people working in industries that require them to be on their feet for at least 6 hours per day.

People with Chronic Foot Problems - Three-quarters of all Americans experience some kind of foot pain, according to the American Podiatric Medical Association.

Elderly - According to the US Census Bureau, there are more than 35 million persons aged 65 and over in the United States.

Active lifestyles - More than 55 million American men and women now exercise regularly with fitness equipment. Approximately 95.8 million walk for exercise, 52 million swim; 39.8 million ride bicycles; 38.5 million take part in aerobic workouts; 36.3 million work out at a health club or gym; and 35.5 million run or jog.

Outdoor Enthusiasts - According to the National Sporting Goods Association, there were approximately 44.7 million camping and hiking participants in 2010.

COMPETITIVE LANDSCAPE

Today, potential customers suffering from foot pain must use a combination of corrective footwear, inserts, and compression socks that are targeted in general lifestyle or are very targeted to sports and recovery.

While there are partial solutions, we believe that there is no direct competitor for those who are looking for an everyday workwear solution that can move between boots and shoes, form fit, while providing anti-fatigue support. The market gap is both a product and marketing standpoint. Foot Glove plans to fill this gap in the market with a unique message that can be tailored and targeted via digital analytics to provide a large overall market and inform continuous development for specialized segments to support unique needs.

Alternatives to the FootGlove product may include:

Over-The Counter Shoe Inserts: The available products from companies like Dr. Scholl's are the most commonly known solutions to foot pain and discomfort; but they're only available in certain sizes, lack durability, and are subpar in overall effectiveness.

Prescription Shoe Inserts: These custom-ordered products are much more reliable and of higher quality than their OTC counterparts. That being said, getting your hands on them can be a pain and expensive - and one type usually won't fit a variety of your shoes.

Athletic Shoes: The big shoe companies possess the huge strength of brand recognition and marketing power. However, they do not provide a comprehensive integrated solution to the overall huge problem of foot pain and discomfort.

Compression Socks: These products are quite effective in providing relief to certain symptoms associated with foot/leg fatigue or discomfort - but they fail to provide impact cushioning or foot pressure point support therefore they also fall short in solving the foot pain problem.

PROGRESS

- Hold a **Patent** on our unique product design and technology.
- Raised $768,000 during its initial funding round
- Generated over **$100,000** in product sales during our soft opening launch
- Secured a licensing agreement with the 2.5 billion dollar hunting apparel giant Mossy Oak Camo brand
- Connected with and actively receive advice from successful entrepreneurial mentors Daymond John and Kevin Harrington

PRESS

- Footglove designed for aching feet - Panama City NEWS HERALD

TEAM

FootGlove Performance Footwear, Inc.'s executive management team have developed a deep trust in each other's intentions and capabilities which enables each member to carry on with their roles in a healthy and productive manner.



Uganda M. Williams Sr.
Founder & CEO - Member of Board of Directors

Inventor, Patent Holder, Product Developer, Engineer, Innovator and Entrepreneur.

Mr. Uganda Williams was exposed to the world of business ownership at an early age. His family owns and operates a third generation masonry construction company.

Being the go-getter that he is, working for the family business was not enough for Mr. Williams; he wanted to carve a separate path and make his own success. For 7 years following his departure from the masonry business, Mr. Williams held various managerial positions.

It was his experience in the restaurant and retail industries that made him aware of the back and foot pain that comes with standing on your feet all day. He quickly noticed that the footwear industry was lagging behind in the use of new technologies. This "ah-ha" moment spurred Mr. Williams to begin developing his own solution package, which led him to found FootGlove Performance Footwear, Inc.



Eric W. Jackson
VP of Sales & Marketing - Member of Board of Directors

Mr. Jackson has been involved in sales, marketing, and service of medical products for over 30 years. His experience encompasses working with the introduction of specialty medical equipment, surgical implants, and devices used in clinical settings to promote the highest quality patient care. He also managed EDI Medical, a growing medical supply company with an area of emphasis that caters directly to the needs of the podiatric customer. Mr. Jackson is a graduate of Indiana University and received his MBA from California Lutheran University. Mr Jackson is responsible for managing all of FootGlove Performance Footwear, Inc.'s distribution channels and deployment of sales. He is also tasked with helping to develop additional strategic sales plans based on the company's goals that will promote sales growth and customer satisfaction for the company.



David Allen Coatney
Executive Vice President

Mr. Coatney was exposed to success and motivation early in life by means of his family, many of whom had started their own businesses. Mr. Coatney developed the same determination to succeed and is now a serial entrepreneur who owns multiple successful businesses. During his time as owner/operator of these businesses, Mr. Coatney has had invitations to sit on company boards and is currently President for one and Executive Vice President for FootGlove Performance Footwear, Inc. As an investor, Mr. Coatney is a visionary where finances are involved, knowing which investments would do well as opposed to those that would not. In his life, Mr. Coatney has learned how to focus his efforts and now has a reputation for making “something out of nothing.”



Greg Hoscheit
Director of Business & Product Development

Mr. Hoscheit brings 17 years of experience in Management Banking/Commercial Lending. He started and designed the Smooth Toe Compression Sock Brand. He worked directly with the head of vascular medicine at The Mayo Clinic in Rochester Minnesota. Personally worked with China manufacturing. Achieved a Design Patent. Developed a Compression Sock Line worn by 14 NFL teams in the first 12 months of practice, game day and recovery. Negotiated a Co-Brand agreement with Jarden Brands including Rawlings, Miken, Worth, DeBeer, and Gait.

Sourced all Rawlings youth baseball socks sold to Walmart, Target and Online sources with China manufacturer. Mr.Hoscheit is tasked with leveraging his relationships with numerous knitting mills and assisting FootGlove Performance Footwear, Inc.in the company’s New Business and Product Development Efforts.



David Reynolds
Chief Technology Officer

Mr.Reynolds brings a significant amount of owner operator, executive level business knowledge and experience to the team. Leveraging his relationship with U.S based, High- Impact Resistant Material Company Sorbothane, Mr. Reynolds will source New High-Impact Resistant Insole Pads that FootGlove Performance Footwear, Inc. will introduce in its future product line extensions.



Phil Nahajewski
Chief Financial Officer

Mr. Nahajewski is a veteran of billion dollar growth companies and a variety of startups.

Because he is a seasoned C-level Executive, Mr. Nahajewski brings over 40 years of financial expertise and business experience to the team. Mr. Nahajewski is responsible for managing FootGlove Performance Footwear, Inc.'s financial actions. His duties also include tracking cash flow and financial planning as well as analyzing and advising the company regarding its financial strengths and weaknesses and proposing corrective actions.



Dale Henn
Strategic Sales & Marketing Advisor

A graduate of St. Cloud State University, with a degree in Biology and Human Physiology, in 1986 he started a sports performance training business called Inside Training, where he worked with professional and elite level athletes in football, baseball, basketball, track & field, hockey and a variety of other sports. From 1990-1994 he joined market leader NordicTrack, Inc. where he held a number of key management positions.In 2006, he co-founded Contour Technology, Inc., an over-the-counter medical device business where he lead the company in sales of its electronic muscle stimulation device directly to the consumer via direct response television and web sales as President and CEO with revenues that topped $200 million. In 2011 he started an over-the-counter pain management company with Prizm Medical. In 2015 Dale co-founded and is President/CEO of BODYOLOGIC WEARABLES, an innovative developer and distributor of innovative wearable products that improve health, wellness and fitness.

ADVISORS AND INVESTORS



Daymond John
Founder & CEO of FUBU Clothing Brand



Kevin Harrington
Founder of Kevin Harrington Inc.

USE OF PROCEEDS

If the offering's maximum amount of $500,000 is raised:

Use	Value	% of Proceeds
Inventory	$195,000	39.0%
Marketing	$155,000	31.0%
Operations	$101,500	20.3%
Product design	$24,000	4.8%
Intermediary fees	$24,500	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Foot Glove Performance Footwear Inc.. This offering must raise at least $10,000 by May 1, 2021 at 12:59am ET. If this offering doesn't reach its *target*, then your money will be refunded. Foot Glove Performance Footwear Inc. may issue additional securities to raise up to $500,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

3,530,088 shares
× $1.30 per share
$4,589,114 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
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- Instagram

UPDATES

Feb 8, 2021 • Primary offering of 384,615 shares at $1.30

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